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Friday November 19, 1999
COMPANY PRESS RELEASE

             Advanced Communications Receives Final State Regulatory
                    Clearance for Sale of Telecom Operations

ST. LOUIS, Nov. 19 /PRNewswire/ -- Advanced  Communications  Group, Inc.
(ACG)(NYSE: ADG - NEWS) today announced that it received clearance for the sale of its telecommunications services operations from the last remaining state regulatory body required for closing. ACG expects the closing to occur within the next few business days once other administrative details are finalized. At that time, ACG will have a comprehensive announcement relating to the closing of the sale of its telecommunications services operations.

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Please visit WWW.ACGINC.NET for more information.